Exhibit (a)(1)(vii)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated March 9, 2005 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Retek Inc.

at

$9.00 Net Per Share

by

Ruby Merger Corp.

a wholly owned subsidiary of

Oracle Corporation

     Ruby Merger Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Oracle Corporation, a Delaware corporation (“Parent”), is offering to purchase all outstanding shares of common stock, $0.01 par value per share (the “Shares”) of Retek Inc., a Delaware corporation (the “Company”), at $9.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 9, 2005 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 5, 2005, UNLESS THE OFFER IS EXTENDED.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company’s Board of Directors and to seek to have the Company consummate a merger or other similar business combination with the Purchaser (or one of its subsidiaries). Pursuant to such merger or business combination, outstanding Shares not owned by Parent or its subsidiaries (including the Purchaser) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the offer a number of Shares which, together with the Shares then owned by Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis, (ii) Parent being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated February 28, 2005 by and among SAP America, Inc., Sapphire Expansion Corporation, and the Company has been terminated and that a definitive merger agreement, in a form satisfactory to Parent in its reasonable discretion, among the Company, Parent and the Purchaser has been executed, (iii) Parent being satisfied, in its reasonable discretion, that the provisions of Section 203 of Delaware Corporation Law do not apply to or otherwise restrict Parent’s Offer and the proposed merger with the Company and (iv) any waiting periods under applicable antitrust laws having expired or been terminated. The offer is also subject to the other conditions described in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the expiration of the Offer and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. The Offer is not conditioned upon Parent or the Purchaser obtaining financing.

     After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but 100% of the Shares have not been tendered, the Purchaser may, subject to certain conditions, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 9, 2005 unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

     A request is being made to the Company for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

     Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact EquiServe Trust Company, N.A., the Depositary for the Offer, at (877) 282-1168.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

March 9, 2005